SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (aspermitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

Dime Community Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 15, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Dime Community Bancshares, Inc., (the “Annual Meeting”) which will be held on November 14, 2002 at 10:00 a.m., Eastern Standard Time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. The Company’s directors and officers, as well as a representative of Deloitte & Touche LLP, the accounting firm appointed by the Board of Directors to be the Company’s independent auditors for the six-month period ending December 31, 2002, will be present at the Annual Meeting.

The Company’s Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in its best interest and the best interests of its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document confirming your ownership of the Company’s shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,
Vincent F. Palagiano
Chairman of the Board
and Chief Executive Officer

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on November 14, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on Thursday, November 14, 2002 at 10:00 a.m., Eastern Standard Time, to consider and vote upon the following:

1.	Election of five directors for terms to expire at the 2005 Annual Meeting of Shareholders;

2.	The approval of an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock.

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the six-month period ending December 31, 2002;

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

The Board of Directors has fixed September 27, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company’s corporate headquarters at 209 Havemeyer Street, Brooklyn, NY 11211 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Lance J. Bennett
Secretary

Brooklyn, New York
October 15, 2002

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 14, 2002

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the shares of the Company’s issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on November 14, 2002 at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, at 10:00 a.m., Eastern Standard Time, and at any adjournment or postponement thereof. The Company is a Delaware corporation and operates as a unitary savings and loan holding company for The Dime Savings Bank of Williamsburgh (the “Bank”). This Proxy Statement, together with the enclosed proxy card, are first being mailed to shareholders on or about October 15, 2002.

Record Date

The Company’s Board of Directors has fixed the close of business on September 27, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record of shares of Common Stock at the close of business on September 27, 2002 will be entitled to vote at the Annual Meeting. On the Record Date, there were 25,786,254 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Voting Rights

Each holder of Common Stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held (other than Excess Shares as defined below). As provided in the Company’s Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (“Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to it after reasonable inquiry, all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (iii) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares by marking and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting and voting in person. All properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR election of each of the five nominees for director, FOR approval of the amendment to the Certificate of Incorporation increasing the number of authorized shares, FOR the ratification and appointment of Deloitte & Touche LLP as independent auditors for the six-month period ending December 31, 2002, and FOR each other proposal identified in the Notice of the Annual Meeting of Shareholders.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company’s Board of Directors.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation would include a broker’s statement, letter or other document that will confirm your ownership of the Company’s common stock.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Proposals 2 and 3 require the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.

Shares as to which the “ABSTAIN” box has been selected on the Proxy Card with respect to the approval of the amendment to the Certificate of Incorporation increasing the number of authorized shares or the ratification of the appointment of Deloitte & Touche LLP as independent auditors will be counted as present and entitled to vote and will have the effect of a vote against either of these proposals. In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on either the vote on the approval of the amendment to the Certificate of Incorporation increasing the number of authorized shares or the vote on the appointment of Deloitte & Touche LLP as independent auditors. With respect to the election of the five nominees for director, shares as to which the “WITHHOLD AUTHORITY” box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting “for” the election of the respective nominees. Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominees.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company’s Secretary at 209 Havemeyer Street, Brooklyn, New York, 11211, or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by the Company’s officers, directors or employees and the Bank’s employees by telephone or through other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. In addition, the Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies. The estimated cost of such solicitation is $6,500 plus reimbursement for reasonable out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of September 27, 2002, certain information as to Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of Common Stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company’s outstanding Common Stock as of September 27, 2002. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after September 27, 2002. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Common Stock	The Employee Stock Ownership Plan Trust of Dime Community Bancshares, Inc. and Certain Affiliates 452 Fifth Avenue New York, NY 10018	2,436,439	(2)	9.45%
Common Stock	Compensation Committee of Dime Community Bancshares, Inc. (includes the 2,436,439 ESOP Shares reflected above) 209 Havemeyer Street Brooklyn, NY 11211	3,267,085	(3)	12.67%
Common Stock	Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza Two Saddle Brook, NJ 07663	1,601,925	(4)	6.21%
Common Stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue—11th Floor Santa Monica, CA 90401	1,594,950	(5)	6.19%

(1)
Although the information provided is based upon Exchange Act reports filed prior to the three-for-two stock split on April 24, 2002 (the “Stock Split”), the number of shares reported in the table above and in the footnotes below has been adjusted to reflect the Stock Split.

(2)
The Employee Stock Ownership Plan of Dime Community Bancshares, Inc. and Certain Affiliates (the “ESOP”) filed a Schedule 13G with the SEC on February 14, 2002. The ESOP is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The ESOP’s assets are held in a trust (the “ESOP Trust”) for which RS Group serves as trustee (the “ESOP Trustee”). The ESOP Trust purchased these shares with funds borrowed from the Company and initially placed these shares in a suspense account for release and allocation to participants’ accounts in annual installments. As of September 27, 2002, 1,037,467 shares held by the ESOP Trust have been allocated. The terms of the ESOP provide that, subject to the ESOP Trustee’s fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants’ accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee. The ESOP Trustee receives instructions from participants as to how to tender or exchange all allocated shares. The ESOP Trustee additionally tenders or exchanges any shares in the suspense account or that otherwise have not been allocated to participants’ accounts in the same proportion as allocated shares are tendered or exchanged, subject to the fiduciary duties of the ESOP Trustee. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be

(notes continued on next page)

deemed to have received instructions not to tender or exchange such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares. For a discussion of the voting and investment powers of the Compensation Committee, see footnote 3.

(3)
The Compensation Committee filed a Schedule 13G with the SEC on February 14, 2002. The Compensation Committee serves certain administrative functions for the ESOP, the Recognition and Retention Plan for Outside Directors, Officers and Employees of Dime Community Bancshares, Inc. (the “RRP”), and The Dime Savings Bank of Williamsburgh 401(k) Savings Plan [the 401(k) Plan]. As of September 27, 2002, the RRP owned 229,198 shares of the Company’s Common Stock, of which 45,000 have been allocated to individuals. All shares of Common Stock owned by the RRP were held at HSBC Bank, USA, as Trustee, as of September 27, 2002. The Compensation Committee has the authority to direct the Trustee of the RRP with respect to the exercise of voting rights, but has assigned voting and tender rights over allocated shares to participating officers and directors. Shares indicated as beneficially owned by the Compensation Committee include all shares indicated in the table as beneficially owned by the ESOP Trust. The Compensation Committee has the authority to direct the ESOP Trustee with respect to the investment of the ESOP’s assets (including the acquisition or disposition of both allocated and unallocated shares) in the absence of a tender offer, but has no voting power with respect to any shares. With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares.

(4)
Thomson Horstmann and Bryant, Inc. (“Thomson”) filed a Schedule 13G on January 18, 2002. Thomson is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended. The Schedule 13G states that Thomson has sole voting power over 863,100 shares, shared voting power over 45,675 shares and sole dispositive power over 1,601,925 shares.

(5)
Dimensional Fund Advisors Inc. (“DFA”) filed a Schedule 13G on January 30, 2002. DFA is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended. The Schedule 13G states that DFA has sole voting and dispositive power over all shares reported.

Security Ownership of Management

The following table sets forth information with respect to the shares of Common Stock beneficially owned by each of the Company’s directors and named executive officers identified in the Summary Compensation Table included elsewhere herein, and all of the Company’s directors and executive officers as a group as of the Record Date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

Name	Position(1)	Amount and Nature of Beneficial Ownership(2)(3)(4)(5)		Percent of Common Stock Outstanding
Vincent F. Palagiano	Director, Chairman of the Board and Chief Executive Officer	935,169	(6)	3.6%
Michael P. Devine	Director, President and Chief Operating Officer	510,264	(7)	2.0
Kenneth J. Mahon	Director, Executive Vice President and Chief Financial Officer	197,972	(8)	*
Anthony Bergamo	Director	153,226	(9)	*
George L. Clark, Jr.	Director	221,187	(10)	*
Steven D. Cohn	Director	122,062	(11)	*
Patrick E. Curtin	Director	89,936	(12)	*
Joseph H. Farrell	Director	193,875	(13)	*
Fred P. Fehrenbach	Director	153,894	(14)	*
John J. Flynn	Director	119,301	(15)	*
Malcolm T. Kitson	Director	124,075	(16)	*
Stanley Meisels	Director	152,200	(17)	*
Louis V. Varone	Director	135,775	(18)	*
Timothy B. King	Senior Vice President and Treasurer	128,320	(19)	*
Michael Pucella	Senior Vice President—Finance	133,578	(20)	*
All directors and executive officers as a group (18 persons)		5,246,005		20.3%

*	Less than one percent
(1)	Titles are for positions with both the Company and the Bank unless otherwise specified.

(notes continued on next page)

(2)	See “Security Ownership of Certain Beneficial Owners and Management—Principal Shareholders of the Company” for a definition of “beneficial ownership.”
(3)
The figures shown include shares held in trust pursuant to the ESOP that have been allocated to individual accounts as follows: Mr. Palagiano, 29,453 shares; Mr. Devine, 29,453 shares; Mr. Mahon, 29,453 shares; Mr. King, 27,343 shares; Mr. Pucella, 24,949 shares, and all directors and executive officers as a group, 173,937 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include shares which are held in trust under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “BMP”) as follows: Mr. Palagiano, 140,160 shares, Mr. Devine, 94,473 shares, Mr. Mahon, 60,498 shares, Mr. King, 15,645 shares, Mr. Pucella, 16,858 shares, and all executive officers, 329,814 shares. Messrs. Palagiano, Devine, Mahon, King and Pucella have neither voting nor investment rights with respect to these shares. The figures shown for Messrs. Palagiano, Devine, Mahon, King, and Pucella also do not include any portion of the 1,392,601 shares held in trust pursuant to the ESOP that have not been allocated to any individual’s account and as to which Messrs. Palagiano, Devine, Mahon, King, and Pucella may be deemed to share voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 1,392,601 shares as to which the members of the Compensation Committee (consisting of Messrs. Varone, Fehrenbach, Flynn and Kitson) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Committee member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. In addition, the figure shown for all directors and executive officers as a group includes 329,814 shares held in trust (“BMP Trust”) for the benefit of Messrs. Palagiano, Devine, Mahon, King, and Pucella and other executive officers under the BMP. The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See “Compensation of Executive Officers—Benefits—ESOP”).

(4)
The figures shown include shares held pursuant to the 401(k) Plan that have been allocated to individual accounts as follows: Mr. Palagiano, 48,572 shares; Mr. Devine, 48,572 shares; Mr. Mahon, 48,167 shares; Mr. King, 11,690 shares; Mr. Pucella, 27,381 shares, and all executive officers as a group, 202,686 shares. Such persons have sole voting power and sole investment power as to such shares (See “Compensation of Executive Officers—Benefits—401(k) Plan”).

(5)
The figures shown include the following shares which may be acquired upon exercise of stock options that are, or will become, exercisable within 60 days after September 27, 2002: Mr. Palagiano, 28,125 shares; Mr. Devine, 17,625 shares; Mr. Mahon, 9,375 shares; Messrs. King and Pucella, 3,000 shares; each of Messrs. Bergamo, Clark, Cohn, Curtin, Farrell, Fehrenbach, Flynn, Kitson, Meisels, and Varone, 4,500 shares; and all executive officers as a group, 111,900 shares.

(6)	Includes approximately 353,750 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(7)	Includes 232,200 shares as to which Mr. Devine may be deemed to share voting and investment power.
(8)	Includes approximately 79,250 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(9)	Includes approximately 69,450 shares as to which Mr. Bergamo may be deemed to share voting and investment power.
(10)	Includes 35,707 shares as to which Mr. Clark may be deemed to share voting and investment power, and 56,250 shares for which Mr. Clark has no direct voting power or ownership.
(11)	Includes 49,500 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(12)	Includes 63,600 shares as to which Mr. Curtin may be deemed to share voting and investment power, and 1,900 shares for which Mr. Curtin has no direct voting power or ownership.
(13)	Includes 22,500 shares as to which Mr. Farrell may be deemed to share voting and investment power.
(14)	Includes 225 shares as to which Mr. Fehrenbach may be deemed to share voting and investment power.
(15)	Includes approximately 14,300 shares as to which Mr. Flynn may be deemed to share voting and investment power.
(16)	Includes approximately 35,700 shares as to which Mr. Kitson may be deemed to share voting and investment power.
(17)	Includes approximately 58,400 shares as to which Mr. Meisels may be deemed to share voting and investment power.
(18)	Includes approximately 77,700 shares as to which Mr. Varone may be deemed to share voting and investment power.
(19)	Includes approximately 55,300 shares as to which Mr. King may be deemed to share voting and investment power.
(20)	Includes approximately 33,700 shares as to which Mr. Pucella may be deemed to share voting and investment power.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation and Bylaws provide for the election of directors by the shareholders. For this purpose, the Company’s Board of Directors is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. The Company currently has thirteen directors.

Four incumbent directors with terms expiring at the Annual Meeting, Vincent F. Palagiano, George L. Clark Jr., Steven D. Cohn, and John J. Flynn have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for terms expiring at the annual meeting of shareholders to be held in 2005, or when their successors are otherwise duly elected and qualified. In addition, one newly-elected Director, Kenneth J. Mahon, has been nominated by the Nominating Committee of the Board of Directors to be elected at the Annual Meeting for a term expiring at the annual meeting of shareholders to be held in 2005, or when his successor is otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve, if elected.

The terms of the remaining two classes of directors expire at the annual meetings of shareholders to be held in 2003 and 2004, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by the present Board of Directors, unless the shareholder has elected to “withhold authority” with respect to all nominees.

Information as to Nominees and Continuing Directors

The following table sets forth certain information with respect to each nominee for election as a director and each director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director. For information with respect to security ownership by directors, see “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management.”

Nominees	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company and the Bank
Vincent F. Palagiano	62	1978	2002	Director, Chairman of the Board and Chief Executive Officer
Kenneth J. Mahon	51	2002	2002	Director, Executive Vice President and Chief Financial Officer
George L. Clark, Jr.	61	1980	2002	Director
Steven D. Cohn	53	1994	2002	Director
John J. Flynn	66	1994	2002	Director

Continuing Directors
Michael P. Devine	56	1980	2003	Director, President and Chief Operating Officer
Anthony Bergamo	56	1986	2003	Director
Patrick E. Curtin	57	1986	2004	Director
Joseph H. Farrell	71	1969	2003	Director
Fred P. Fehrenbach	66	1987	2004	Director
Malcolm T. Kitson	74	1990	2004	Director
Stanley Meisels	72	1990	2004	Director
Louis V. Varone	72	1985	2003	Director

(1)	As of September 27, 2002.
(2)	Includes service as a Director or Trustee with the Bank prior to the Company’s incorporation on December 12, 1995.

The principal occupation and business experience of each nominee for election as a director and each Continuing Director are set forth below.

Nominees for Election as Director

Incumbent Directors

Vincent F. Palagiano has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978. In addition, Mr. Palagiano has served on the Board of Directors of the Institutional Investors Capital Appreciation Fund since 1996, the Board of Directors of the Boy Scouts of America, Brooklyn Division, since 1999, and the Board of Directors of The Community Banker’s Association of New York, since 2001. Mr. Palagiano joined the Bank in 1970 as an appraiser and has also served as the Company’s President and the Bank’s President, Executive Vice President, Chief Operating Officer and Chief Lending Officer. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies.

George L. Clark, Jr. has served as a Director since the Company’s formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Clark is President of George L. Clark Inc. (Realtors), a New York State licensed real estate firm. Mr. Clark is a former director of the Federal National Mortgage Association, and a former Chairman of the New York State Republican Committee. Mr. Clark has been a licensed real estate broker for 41 years.

Steven D. Cohn has served as a Director since the Company’s formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York.

John J. Flynn has served as a Director since the Company’s formation in 1995 and as a Trustee or Director of the Bank since October, 1994, and before that from February, 1983, to February, 1993. From February, 1993, through August, 1994, Mr. Flynn was Executive Vice President of Flushing Savings Bank, FSB in Flushing, New York. From 1990 to February, 1993, and since September, 1994, Mr. Flynn has been a self-employed real estate mortgage broker.

Newly Elected Director

Kenneth J. Mahon was elected to serve as a Director of the Company effective January 1, 2002, and has served as a Director of the Bank since 1998. Mr. Mahon has served as the Executive Vice President of both the Company and the Bank since 1997, and the Chief Financial Officer of both the Company and the Bank since 1996. Prior to serving as the Executive Vice President and Chief Financial Officer, Mr. Mahon served as the Bank’s Comptroller and Senior Vice President. Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors, and serves on the Neighborhood Advisory Board of Brooklyn Legal Services Corporation A. Prior to joining the Bank in 1980, Mr. Mahon served in the financial areas of several New York metropolitan savings banks.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS  VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Devine has served as the Company’s President and the Bank’s President since January 1, 1997 and as Chief Operating Officer of the Bank since 1989. Prior to Mr. Devine’s appointment as President, he served as both the Company’s and the Bank’s Executive Vice President and Secretary.

Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co. Since August 2001, Mr. Devine has served on the Board of Directors of Retirement Systems Group, Inc.

Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is a licensed attorney in New York and New Jersey and currently serves as managing director of the Milford Plaza Hotel. Mr. Bergamo also is the chief executive officer of the Niagara Falls Redevelopment LLC and is Chairman of the Federal Law Enforcement Foundation. In 2002, Mr. Bergamo was appointed as a director of Lonestar Steakhouse and Saloon, Inc., a publicly traded company.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Curtin is a senior partner in the law firm of Conway Farrell Curtin & Kelly, P.C. in New York, New York.

Joseph H. Farrell has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1969. Mr. Farrell is Chairman of the law firm of Conway Farrell Curtin & Kelly, P.C. Mr. Farrell is also President of the William F. Casey Foundation, which is a not-for-profit real estate holding foundation. Mr. Farrell is a trial attorney for the Roman Catholic Diocese of Brooklyn and a former Vice President of the New York State Bar Association.

Fred P. Fehrenbach has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1987. Mr. Fehrenbach is President of Consolidated Brokerage Corp. located in Great Neck, New York, which is a retail insurance brokerage business. Mr. Fehrenbach has been with Consolidated Brokerage Corp. since 1975. Mr. Fehrenbach is also the President of Shell Realty Corp., a real estate holding company.

Malcolm T. Kitson has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1990. Mr. Kitson served as a Vice President of Citibank, N.A. until his retirement in 1990.

Stanley Meisels has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1990. Mr. Meisels has been a stockbroker with Gruntal & Co. (which was acquired in 2002 by Ryan Beck & Co.) in Hewlett, New York since 1986. Mr. Meisels is also President and sole owner of Small Business Electronics Investment Corp., a private investment company.

Louis V. Varone has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1985. Mr. Varone has been a licensed real estate broker for over 35 years. Mr. Varone is self-employed.

Meetings and Committees of the Company’s Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% of the directors then in office. The Company’s Board of Directors met 12 times during the fiscal year ended June 30, 2002. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

The Company’s Board of Directors has established the following committees:

The Executive Committee consists of Messrs. Palagiano (Chairman), Devine, Bergamo, Clark, Farrell and Varone. The purpose of this committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. This committee meets as requested by the Board of Directors. The Executive Committee did not meet in fiscal 2002.

The Compensation Committee consists of Messrs. Varone (Chairman), Fehrenbach, Flynn and Kitson. This committee establishes the compensation of the Chief Executive Officer, approves the compensation of other officers, and determines compensation and benefits to be paid to employees of the Bank. The committee meets annually and as requested by the Board of Directors. The Compensation Committee met three times in fiscal 2002.

The Nominating Committee consists of Messrs. Farrell (Chairman), Bergamo, Devine, and Varone. The committee nominates candidates for the election of directors. The committee meets as called by the Committee Chairman. The Nominating Committee met twice in fiscal 2002. In addition, the Nominating Committee met on July 18, 2002 to select the nominees for election as directors at the Annual Meeting. In accordance with the Company’s Bylaws, no nominations for election as director, except those made by the Nominating Committee, shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under “Additional Information—Notice of Business to be Conducted at Annual Meeting.”

The Audit Committee consists of Messrs. Bergamo (Chairman), Clark, Cohn, and Meisels, each of whom is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in (1) monitoring the integrity of the financial statements of the Company, (2) monitoring compliance by the Company with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board. The Audit Committee operates pursuant to a written charter. The Audit Committee charter requires that the committee meet at least four times annually or more frequently as called by the Committee Chairman. The Audit Committee met four times in fiscal 2002.

Report of Audit Committee

The following Report of the Company’s Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that Dime Community Bancshares, Inc. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Under rules established by the SEC, the Company is required to provide certain data and information regarding the activities of its Audit Committee. In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement.

The Audit Committee has reviewed the audited consolidated financial statements of the Company as of and for the year ended June 30, 2002, and discussed such statements with both management of the Company and the Company’s independent auditors. In addition, the Audit Committee has reviewed with the Company’s independent auditors the following matters related to their independent examination of the Company’s financial statements as of and for the year ended June 30, 2002:

•	The independent auditor’s responsibility under Generally Accepted Auditing Standards;
•	Any significant accounting policies either newly adopted or modified;
•	Any significant management judgments and estimates included in the underlying financial statements;
•	Any significant audit adjustments proposed in their examination;
•	Any other information in documents containing the audited financial statements;
•	Any disagreements with management;
•	Any consultation noted between management and other independent audit and accounting firms;
•	Any major issues discussed with management prior to retention as independent auditor;

•	Any difficulties encountered in performing the examination;
•	Quality of accounting principles; and
•	Any fees from management advisory services.

As required by Independence Standard Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee has also received written disclosure from the Company’s independent auditors delineating all relationships they have with the Company, and reviewed their independence with respect to the Company and its management, and discussed such independence with the independent auditors.

Based upon the review procedures and discussions noted above, the Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended June 30, 2002 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF DIME
COMMUNITY BANCSHARES, INC.

Anthony Bergamo, Chairman
George L. Clark, Jr., Member
Steven D. Cohn, Member
Stanley Meisels, Member

Directors’ Compensation

Fee Arrangements.    During the year ended June 30, 2002, each of the Company’s non-officer directors (each an “Outside Director”) received an annual retainer of $20,000 and a fee of $1,000 for each of the Company’s or the Bank’s Board meetings attended. All committee members received a fee of $600 for attendance at each of either the Company’s or the Bank’s committee meetings. If both of the Company’s and the Bank’s Boards of Directors or corresponding committees meet on the same day, such directors receive only one fee for the Board meetings and only one fee for the Committee meetings.

Directors’ Retirement Plan.    The Bank has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the “Directors’ Retirement Plan”), which will provide benefits to each eligible Outside Director commencing on his termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a director (excluding stock compensation) paid to him for the twelve-month period immediately prior to his termination of Board service, multiplied by a fraction, the numerator of which is the number of his years of service, up to a maximum of 10, as an Outside Director (including service as a director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors’ Retirement Plan at or after attainment of age 55, however the annual retirement benefits payable to him will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have his benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of benefit payments under the Directors’ Retirement Plan, a 50% survivor annuity will automatically be paid to his surviving spouse, unless the decedent has elected otherwise.

1996 Stock Option Plan and RRP.    The Dime Community Bancshares, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the “1996 Stock Option Plan”) and the RRP were adopted by the Company’s Board of Directors and subsequently approved by its shareholders at its Annual Meeting held in 1996. On December 26, 1996, the effective date of the 1996 Stock Option Plan, each of the Company’s Outside Directors was granted non-qualified stock options to purchase 89,268 shares of Common Stock. These options vested in equal 20% installments on December 26, 1997, 1998, 1999, 2000 and 2001. Similarly, on December 26, 1996, the effective date of the RRP, restricted stock awards were granted to each director with respect to 35,707 shares of Common Stock. These awards vested in equal 20% installments on February 1, 1998, 1999, 2000, 2001 and 2002, with accelerated vesting provided in the event of the death of Outside Director James M. Fox in May 1997.

2001 Stock Option Plan.    The Dime Community Bancshares, Inc. 2001 Stock Option Plan for Outside Directors, Officers and Employees (the “2001 Stock Option Plan”) was adopted by the Company’s Board of Directors and subsequently approved by its shareholders at its Annual Meeting held in 2001. On November 21, 2001, the effective date of the 2001 Stock Option Plan, each of the Company’s Outside Directors was granted non-qualified stock options to purchase 4,500 shares of Common Stock. All of these options vest on November 21, 2002, and become immediately exercisable upon a director’s death or disability or in the event of a “change of control,” as defined in the 2001 Stock Option Plan.

Executive Officers

The following individuals are executive officers of the Company and hold the offices set forth opposite their names.

Name	Position Held
Vincent F. Palagiano	Chairman of the Board and Chief Executive Officer
Michael P. Devine	President and Chief Operating Officer
Kenneth J. Mahon	Executive Vice President and Chief Financial Officer
Timothy B. King	Senior Vice President and Treasurer
Michael Pucella	Senior Vice President—Finance

Both the Company’s and the Bank’s executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. The Company has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment. See “Compensation of Executive Officers—Employment Agreements.”

Biographical information of executive officers of the Company who are not directors is set forth below.

Timothy B. King, age 44, has over 20 years of banking experience, and has been with the Bank since 1983. Mr. King was promoted to the Company’s Treasurer in 1989, Vice President in 1993, First Vice President in 1997, and Senior Vice President and the Bank’s Senior Vice President in 1999. Mr. King manages the securities investment and interest rate risk functions of the Bank.

Michael Pucella, age 49, was promoted to Comptroller of the Bank in 1989, to Vice President in 1996, to First Vice President in 1997 and Senior Vice President of both the Company’s and the Bank’s Finance Division in 1999. He has been with the Bank since 1981, and is responsible for financial reporting, budgeting, corporate planning and tax administration. Mr. Pucella has over 27 years of banking experience.

COMPENSATION OF EXECUTIVE OFFICERS

Report of Compensation Committee

The following Report of the Compensation Committee of the Company is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material,” filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Report on Executive Compensation

The Compensation Committee (“the Committee”) of the Board of Directors annually reviews the executive compensation program. Based on its review, the Committee may make recommendations to the full Board of Directors regarding changes to compensation levels, opportunities of the executive officers participating in the program, or to the make-up of the program itself.

The goal of the executive compensation program is to enable the Company to attract, develop and retain strong executive officers who are capable of maximizing the Company’s performance for the benefit of its shareholders. To that end, the Committee has adopted a compensation strategy that seeks to provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Company. Three key compensation elements are used in support of the strategy: base salary, annual incentives and long term incentives.

The Company retains a nationally recognized compensation consulting firm to provide guidance as to competitive executive compensation practices and pay levels. As part of this activity, the consulting firm regularly analyzes the Company’s executive pay levels, by each of the three elements cited and in total, and the Company’s performance. A group of 10 to 15 comparably-sized and similarly-located public banks are used for comparison purposes. The companies included in this group may change slightly from year to year due to merger activity within the industry, or to other relevant factors. The results of the annual executive pay and company performance comparison and the consulting firm’s corresponding recommendations are considered by the Committee in making executive compensation program recommendations to the Board of Directors.

Base Salary

Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate. During the 2002 fiscal year, the Company increased individual base salary levels by an average of approximately 8.1% for services rendered during the 2001 fiscal year. Subsequent to June 30, 2002, the Compensation Committee increased individual base salary by approximately 9.0% for services rendered during the 2002 fiscal year. The next base salary review is expected to be performed in March 2004, 18 months from the 2002 fiscal year review, based upon the results of operations for the year ending December 31, 2003. In making its determinations, the Committee considered the competitive base salary review, as well as bank and individual performance. After adjustment, base salary levels were found to be within an appropriate targeted range when compared to pay levels of comparison group companies. Individual variations in the level of salary increase provided reflect an effort to reward outstanding individual contributions and/or an effort to align a position’s pay level with the market.

Annual Incentive Program

Annual incentive opportunities are provided to the Company’s executives to link the achievement of annual goals with executive compensation. Under the annual incentive program, the Committee has established a target and range of award opportunities for each proxy reported executive considering competitive practices and the consulting firm’s recommendations. These award opportunities are linked with a specific target and range of performance results for one or more objective performance goals approved by the Committee at the beginning of the fiscal year (e.g., return on average equity). For fiscal year 2002, pursuant to the annual incentive program an aggregate pool of approximately $1,003,500 was permitted to be distributed to the Company’s executives. Awards from this pool to the Company’s Chief Executive Office and Chief Operating Officer were determined using a pre-existing matrix that assigned specific dollar award amounts for specific combinations of Core Earnings Per Share and Return on Average Equity achievement, while the Committee had greater discretion in deciding the individual awards for other executives. After reviewing Dime’s performance as measured by Core Earnings Per Share and Return on Average Equity, the Committee provided awards that approximated target opportunities (and an aggregate pool of approximately $985,000) to Dime’s executives.

Long Term Incentive Program

The Committee believes that long term incentives (i.e., stock options and restricted stock) are the most effective way of aligning executive rewards with the creation of value for shareholders through stock appreciation. The consulting firm has recommended, and the Committee will consider, making long term incentive program grants on a regular basis to provide competitive long term incentive and total compensation opportunities.

Initial program awards of stock options and restricted stock were made to executive officers in the 1997 fiscal year under the 1996 Option Plan and the Recognition and Retention Plan. The initial awards generally vested over 5 years and were fully vested in February 2002.

The 2001 Stock Option Plan for Outside Directors, Officers and Employees was approved by shareholders at last year’s annual meeting, as insufficient shares remained under the 1996 Option Plan and the Recognition and Retention Plan for additional awards. Awards of stock options that generally vest over 4 years were made to executive officers in the 2002 fiscal year under this plan. Such awards considered the consulting firm’s recommendation, Company and individual performance, as well as competitive market conditions.

Chief Executive Officer

Subsequent to June 30, 2002, the Compensation Committee increased the base salary level of the Chief Executive Officer by 6.9% for services rendered during the 2002 fiscal year based upon the same criteria used for other executive officers. The next base salary review is expected to be performed in March 2004, based upon the results of operations for the year ending December 31, 2003. Subsequent to June 30, 2002, the Chief Executive Officer earned an annual incentive award of $350,000 under the Annual Incentive Plan based on the Committee’s review of Dime’s performance on Core Earnings Per Share and Return on Average Equity. A stock option award was made to the Chief Executive Officer in the 2002 fiscal year under the 2001 Stock Option Plan. The award vests over 4 years and was made considering the same factors as were considered for other executive officer awards.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 annual limit, per executive officer, on the Company’s federal tax deduction for certain types of compensation paid to the executive officers named in the summary compensation table. The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of this deduction limit. It has been the Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

COMPENSATION COMMITTEE OF
DIME COMMIUNITY BANCSHARES, INC.

Louis V. Varone (Chairman)
Fred P. Fehrenbach, Member
John J. Flynn, Member
Malcolm T. Kitson, Member

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Varone, Fehrenbach, Flynn and Kitson. There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the members of the Compensation Committee and corporations with respect to which they are affiliated, or otherwise.

Performance Graph

Pursuant to the regulations of the SEC, the graph below compares the Company’s stock performance with that of the total return for the U.S. Nasdaq Stock Market and an index of all thrift stocks as reported by SNL Securities L.C. from June 30, 1997 through June 30, 2002. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below.

	Period Ended
Index	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01	6/30/02
Dime Community Bancshares, Inc.	100.00	140.15	120.10	86.94	187.71	288.51
Total U.S. NASDAQ	100.00	131.63	189.11	279.59	151.56	103.27
SNL Thrift Index	100.00	135.41	114.87	96.60	167.24	198.20

There can be no assurance that stock performance will continue into the future with the same or similar trends to those depicted in the graph above.

Executive Compensation

Cash Compensation.    The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal years ended June 30, 2002, June 30, 2001 and June 30, 2000 to the Company’s Chief Executive Officer and the four other executive officers of the Company who received the highest salary plus bonus during the fiscal year ended June 30, 2002 (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation (2)
					Awards		Payouts
Name and Principal Positions	Fiscal Year	Salary(1)	Bonus	Other Annual Compensation	Restricted Stock Awards	Number of Options (3)	Long-Term Incentive Plan Payouts (4)	All Other Compensation (5)
Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer	2002 2001 2000	$580,000 550,000 525,000	$350,000 290,000 225,000	— — —	— — —	112,500 — —	— — —	$357,725 134,276 306,206

Michael P. Devine, President and Chief Operating Officer	2002 2001 2000	$450,000 420,000 395,000	$275,000 210,000 160,000	— — —	— — —	70,500 — —	— — —	$333,122 92,504 208,196

Kenneth J. Mahon, Executive Vice President and Chief Financial Officer	2002 2001 2000	$275,000 250,000 225,000	$175,000 130,000 100,000	— — —	— — —	37,500 — —	— — —	$617,028 55,636 123,986

Timothy B. King, Senior Vice President and Treasurer	2002 2001 2000	$180,000 160,000 140,000	$100,000 65,000 50,000	— — —	— — —	12,000 — —	— — —	$149,502 21,292 61,178

Michael Pucella, Senior Vice President— Finance	2002 2001 2000	$180,000 160,000 140,000	$85,000 65,000 50,000	— — —	— — —	12,000 — —	— — —	$183,612 21,291 60,908

(1)	Includes base salary, amounts deferred under the 401(k) Plan and payroll deductions for health insurance under the Bank’s health insurance plan and flexible spending benefit plan.

(2)
During the fiscal year ended June 30, 2002, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual’s salary and bonus for the fiscal year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3)
On November 21, 2001, the Named Executive Officers were granted shares subject to options under the 2001 Stock Option Plan, with an exercise price of $16.36 per share, as follows: Mr. Palagiano, 112,500; Mr. Devine, 70,500; Mr. Mahon, 37,500; Messrs. King and Pucella, 12,000 each.

(4)	During the fiscal year ended June 30, 2002, neither the Company nor the Bank maintained any long-term incentive plans.

(5)
Amounts include (i) the dollar amount of premiums, if any, paid by the Bank with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the Named Executive Officer and  (ii) the Bank’s contributions on behalf of the Named Executive Officer to the 401(k) Plan and the ESOP. During the year ended June 30, 2002, the dollar amount of such life insurance premiums were as follows: Mr. Palagiano, $6,573, Mr. Devine, $2,830 and Mr. Mahon $7,115. The amount of Bank contributions to the 401(k) Plan were as follows: Messrs. Palagiano, Devine, Mahon, King, and Pucella, $5,100 each. During the year ended June 30, 2002, shares allocated under the ESOP to the Named Executive Officers were as follows: Messrs. Palagiano, Devine, Mahon, King, and Pucella, 1,649 shares each. The amount reported above for shares allocated under the ESOP was determined based upon the acquisition cost of shares by the ESOP of $4.45 (See “Compensation of Executive  Officers—Benefits—Retirement Plan,” “Benefits—401(k) Plan,” and “Benefits—ESOP”). Amounts also include accruals under the defined contribution portion of the Company’s BMP, which during the fiscal year ended June 30, 2002 were $338,717, $317,856, $597,477, $137,066, and $171,176 for Messrs. Palagiano, Devine, Mahon, King, and Pucella (See “Compensation of Executive Officers—Benefits—BMP”).

Employment Agreements

The Company and the Bank are parties to Employment Agreements with each of Messrs. Palagiano, Devine and Mahon (“Senior Executives”). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that both the Company and the Bank will be able to maintain a stable and competent management base. The Company’s and the Bank’s continued success depends to a significant degree on the skills and competence of the Senior Executives.

The Employment Agreements provide for three-year terms. The Bank’s Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Bank’s Board of Directors may agree, after conducting a performance evaluation of the Senior Executive, to extend his Employment Agreement for an additional year, so that the remaining term shall be three years. Each of the Bank’s Employment Agreements has been extended to a June 26, 2005 expiration date. The Company’s Employment Agreements provide for automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Board of Directors or the Senior Executive.

The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements. In the event that either the Company or the Bank chooses to terminate the Senior Executive’s employment for reasons other than for cause, or in the event of the Senior Executive’s resignation from the Bank or the Company is for “good reason” as defined in the Employment Agreements, the Senior Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans during the remaining terms of the Employment Agreements and payments that would have been made under any incentive compensation plan during the remaining terms of the Employment Agreements. The Senior Executive would also have the right to receive a lump sum cash payment of benefits to which the Senior Executive would be entitled under the Bank’s BMP. Both the Bank and the Company would also continue the Senior Executive’s life, health and disability insurance coverage for the remaining terms of the Employment Agreements. For purposes of the Employment Agreements, good reason generally means (i) assignment of duties inconsistent with the Senior Executive’s status or a substantial adverse alteration in the nature or status of responsibilities or a requirement to report to a different position, (ii) reduction in annual base salary (unless mandated at the initiation of applicable regulatory authority), (iii) failure to pay compensation or deferred compensation within seven days of when due unless inadvertent, immaterial or cured after notice, (iv) failure to continue in effect compensation plans material to total compensation (or substitute plans) with respect to the Senior Executive, (v) failure to continue to provide certain benefits or the taking of any action which would materially reduce such benefits (unless mandated at the initiation of applicable regulatory authority), (vi) failure of the Bank to obtain a satisfactory agreement from a successor to assume and agree to perform the Employment Agreements, (vii) any purported termination by the Bank not for cause or disability, (viii) any or no reason during the period of sixty (60) days beginning on the first anniversary of the effective date of a change of control, as defined in the Employment Agreement, (ix) a change in the majority of the Board, unless approved by a vote of at least two-thirds of the members of the Board at the time the Employment Agreements were entered into or members elected or nominated by such members, (x) a relocation of the Senior Executive’s principal place of employment outside of the New York metropolitan area or (xi) a material breach of the Employment Agreements, unless cured within 30 days. In general, for purposes of the Employment Agreements, a “change of control” will be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as Common Stock of the Company, or in connection with mergers or consolidations of assets or contested election of directors which results in a change of control of the majority of the Company’s Board of Directors or the Bank’s Board of Directors or liquidation or sale of substantially all the assets of the Company or the Bank.

Payments to the Senior Executives under the Bank’s Employment Agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The Company will make all payments under its own Employment Agreements. To the extent that payments under the Company’s Employment Agreements and the Bank’s Employment Agreements are duplicative, payments due under the Company’s Employment Agreements would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements up to $50,000 for each Senior Executive.

Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a “change of control” of the Bank or the Company may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company’s

Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any “excess parachute” excise taxes.

Employee Retention Agreements

The Bank has jointly entered into Employee Retention Agreements (“Retention Agreements”) with 43 employees including the following two senior executives: Messrs. King and Pucella (“Contract Employee” or “Contract Employees”). The purpose of the Retention Agreements is to secure the Contract Employees’ continued availability and attention to the Bank’s affairs, relieved of distractions arising from the possibility of a “change of control,” as defined in the Retention Agreements. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees’ employment but provide for a period of assured compensation (the “Assurance Period”) following a change of control. The Retention Agreements provide for initial Assurance Periods of one, two or three years commencing on the date of a change of control. The Bank entered into Retention Agreements with an initial Assurance Period of three years with both Mr. King and Mr. Pucella. The applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is provided by the Bank or the Contract Employee, in which case the Assurance Period would end on the first, second or third anniversary of the date such notice is given.

If, within three months prior to, and in connection with, a change of control, or, during the Assurance Period, a Contract Employee is discharged without “cause” (as defined in the Retention Agreements) or voluntarily resigns within one year following a material adverse change in position, duties or salary or due to a material breach of the Retention Agreement by the Bank or the Company, the Contract Employee (or, in the event of his or her death, his or her estate) would be entitled to a lump sum cash payment equal to the remaining base salary and bonus payments due during the Assurance Period plus any additional contributions and benefits that the Contract Employee would have earned under the Bank’s or the Company’s employee benefit plans during the Assurance Period. Each Contract Employee’s life, health, and disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements, excluding senior executives, is limited to three times the Contract Employee’s average annual total compensation for the prior five years. Payments to the Contract Employees under their respective Retention Agreements are guaranteed by the Company to the extent that the required payments are not made by the Bank.

Cash and benefits paid to a senior executive under the Retention Agreements together with payments under other benefit plans following a “change of control” may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank under Section 4999 of the Code. The Retention Agreements include a provision whereby the Company pays each senior executive the net amount of the senior executive’s termination benefits after any tax imposed under Section 4999 of the Code or the maximum amount which may be paid without giving rise to any tax under Section 4999, whichever is greater.

Benefits

Retirement Plan.    The Bank maintains the Retirement Plan of The Dime Savings Bank of Williamsburgh (the “Retirement Plan”), a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees at least age 21 who have completed a minimum of one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, equal to 2% of the participant’s average annual earnings multiplied by the participant’s years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee. Effective March 31, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since March 31, 2000.

Generally, an employee’s average annual earnings under the Retirement Plan are his or her average annual compensation and contributions to the 401(k) Plan, but not overtime pay, bonus, other deferred compensation arrangements, or special payments, for a 36 consecutive calendar-month period within the last 120-month period affording the highest such average, such average not to exceed the compensation limitation under Section 401(a)(17) of the Code. The following table (the “Retirement Fund Table”) illustrates the annual benefit payable upon normal retirement at age 65 (in single life annuity amounts) at various levels of compensation and years of service under the Retirement Plan and the BMP.

	Years of Service
Remuneration(1)	15		20		25		30		35(4)
150,000	$45,000		$60,000		$75,000		$90,000		$90,000
175,000	52,500		70,000		87,500		105,000		105,000
200,000(2)	60,000		80,000		100,000		120,000		120,000
300,000(2)	90,000		120,000		150,000		180,000	(3)	180,000	(3)
400,000(2)	120,000		160,000		200,000	(3)	240,000	(3)	240,000	(3)
500,000(2)	150,000		200,000	(3)	250,000	(3)	300,000	(3)	300,000	(3)
600,000(2)	180,000	(3)	240,000	(3)	300,000	(3)	360,000	(3)	360,000	(3)
650,000(2)	195,000	(3)	260,000	(3)	325,000	(3)	390,000	(3)	390,000	(3)

(1)	The Retirement Plan does not provide a deduction for Social Security benefits and there are no other offsets to benefits.

(2)
Annual Compensation taken into account under the Retirement Plan for the fiscal year of the Retirement Plan beginning on October 1, 2002, cannot exceed $200,000 (as adjusted for subsequent years pursuant to Code provisions). Benefits in excess of the limitation are provided through the BMP (See “Compensation of Executive Officers—Benefits—BMP”).

(3)
For the fiscal year of the Retirement Plan beginning on October 1, 2002, the maximum annual benefit payable under the Retirement Plan cannot exceed $160,000 (as adjusted for subsequent years pursuant to Code provisions). Benefits in excess of the limitations are provided through the BMP (See “ Compensation of Executive Officers—Benefits—BMP”).

(4)	The maximum years of service credited for benefit purposes is 30 years.

The following table sets forth the years of credited service and the average annual earnings [not subject to the Code Section 401(a)(17) limitation] determined as of March 31, 2000 (the date on which Retirement Plan participant benefits were frozen) for each of the Named Executive Officers.

	Years of Credited Service		Average Annual Earnings
	Years	Months
Vincent F. Palagiano	30	0	$494,417
Michael P. Devine	29	2	372,083
Kenneth J. Mahon	20	2	202,083
Timothy B. King	17	5	118,667
Michael Pucella	19	6	114,083

401(k) Plan.    The Bank maintains a 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Code. When the Company initially established the ESOP in 1996, the 401(k) Plan was amended whereby participant contributions were no longer permitted, so as to avoid violating limitations on contributions to all plans under the Code. Effective July 1, 2000, participant contributions to the 401(k) plan of up to 12% of “covered compensation,” as defined in the 401(k) Plan document were reinstated. Employees are fully vested in their salary deferrals.

Under a 401(k) Plan amendment effective July 1, 2000, the 401(k) Plan annually receives the proceeds from a 100% vested cash contribution to all participants in the ESOP in the amount of 3% of “covered compensation” [defined as total W-2 compensation including amounts deducted from W-2 compensation for pre-tax benefits such as health insurance premiums and contributions to the 401(k) Plan] up to applicable IRS limits. This contribution is allocated to eligible participants, regardless of their participant contribution level.

The 401(k) Plan permits participating employees to elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued shares or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to Common Stock held in their accounts.

ESOP.    The Company has established, and the Bank has adopted, an ESOP and related trust for the benefit of eligible employees. All of the Company’s and the Bank’s salaried employees are eligible to become participants in the ESOP. As of the Record Date, the ESOP holds 2,430,068 shares of Common Stock, all of which were purchased during the Company’s initial public offering. Of this total, 1,037,467 shares have been allocated to individual participant accounts, while 1,392,601 remain unallocated. In order to fund the ESOP’s purchase of such Common Stock, the ESOP borrowed the aggregate purchase price from the Company. Effective July 1, 2000, the loan maturity period was extended by approximately 20 years from June 2006 to June 2026, and continues to bear interest at the rate of 8% per annum. The loan calls for level annual payments of principal and interest designed to amortize the loan over its term, except that payments in any year may be deferred, in whole or in part, in prescribed circumstances. Prepayments are also permitted.

Shares purchased by the ESOP were pledged as collateral for the loan from the Company and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant’s compensation for the calendar year preceding allocation. Benefits generally become vested at the rate of 25% per year after two years with 100% vesting after five years of service. Participants become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or the occurrence of a “change of control,” as defined by the ESOP. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65, disability or separation from service.

Effective July 1, 2000, either the Company or the Bank is required to make a 100% vested cash contribution annually to all participants in the ESOP in the amount of 3% of “covered compensation.” This contribution is guaranteed through December 31, 2006 (unless the ESOP is terminated before that date) and will be discretionary thereafter. This contribution is automatically transferred to the 401(k) Plan.

The ESOP Committee may instruct the unrelated corporate trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of ERISA. The ESOP may purchase additional shares of Common Stock in the future.

BMP.    The BMP provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. BMP benefits provided with respect to the Retirement Plan are reflected in the Retirement Plan Table (See “Compensation of Executive  Officers—Benefits—Retirement Plan”). Effective April 1, 2000, Retirement Plan benefit accruals were terminated, thus eliminating related benefit accruals under the BMP. BMP benefits provided to the Named Executive Officers for the fiscal year ended June 30, 2002 with respect to the 401(k) Plan and ESOP are included in the Summary Compensation Table under the column “All Other Compensation” (See “Compensation of Executive Officers—Executive Compensation—Cash Compensation”).

RRP.    The Company has adopted the RRP which was approved by shareholders at the 1996 Annual Meeting. Under the RRP, 1,309,275 shares were acquired and allocated to directors, officers and employees of the Company or its subsidiaries during the fiscal year ended June 30, 1997. All of these shares vested in equal 20% installments on February 1, 1998, 1999, 2000, 2001 and 2002. On each vesting date subsequent to February 1, 1998, the RRP re-acquired shares that were sold by participants in order to meet income tax obligations associated with the vesting. In addition, during the period February 1, 1997 through February 1, 2002, RRP shares that were forfeited by participants were retained in the RRP. The shares re-acquired or retained by the RRP during the period February 1, 1997 through February 1, 2002, either through the repurchase or forfeiture of previously allocated shares, totaled 229,198. On May 17, 2002, a grant of 45,000 RRP shares was made to executive officers of the Company. These shares vest as follows: 20% on November 25, 2002, and 20% each on April 25, 2003, 2004, 2005 and 2006. No additional shares were allocated by the RRP during the fiscal year ended June 30, 2002. The remaining 184,198 shares held by the RRP at June 30, 2002 remain eligible for future allocation.

1996 Stock Option Plan.    The Company has adopted the 1996 Stock Option Plan, which was approved by the Company’s shareholders at the 1996 Annual Meeting. Under the 1996 Stock Option Plan, 3,284,823 options have been granted to outside directors, and officers and employees of the Company or its subsidiaries, of which 2,068,362 are outstanding as of the Record Date and 1,982,637 are exercisable as of the Record Date. The options granted under the 1996 Stock Option Plan are intended to qualify as “incentive stock options” under Section 422 of the Code.

2001 Stock Option Plan.    The Company’s Board of Directors has adopted the 2001 Stock Option Plan, which was approved by the Company’s shareholders at the 2001 Annual Meeting. Under the 2001 Stock Option Plan, up to 168,750 stock options are eligible for grant to the Company’s outside directors and up to 1,181,250 stock options are eligible for grant to officers and employees of the Company or its subsidiaries. As of the record date, 45,000 stock options have been granted to the Company’s outside directors, all of which vest on November 21, 2002, and 357,300 have been granted to the Company’s officers and employees, which vest in equal 25% installments on November 21, 2002, 2003, 2004 and 2005. All options currently granted under the 2001 Stock Option Plan expire on November 21, 2011, and are subject to earlier expiration in the event of termination of employment. In the case of termination due to death or disability or in the event of a “change of control,” as defined by the 2001 Stock Option Plan, all options become immediately vested. Additionally, all options granted to persons other than Outside Directors vest immediately in the event of retirement. The options granted under the 2001 Stock Option Plan are intended to qualify as “incentive stock options” under Section 422 of the Code. None of the outstanding options under the 2001 Stock Option Plan are exercisable as of the Record Date.

The following table provides certain information with respect to options exercised by the Named Executive Officers during the fiscal year ended June 30, 2002, and the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers on June 30, 2002. Also reported is the value of “in-the-money” options, which represents the positive spread between the exercise price of any such existing stock options and the closing sale price of the Common Stock of $22.69 per share at fiscal year end, June 30, 2002.

	# of Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end(2) (#) Exercisable / Unexercisable	$ Value of Unexercised In-the-money Options/ SARS at Fiscal Year- end(2) Exercisable / Unexercisable
Vincent F. Palagiano	135,980	$1,967,400	505,270/112,500	$7,718,385/$712,125
Michael P. Devine	210,080	$2,506,500	217,420/70,500	$3,124,901/$446,265
Kenneth J. Mahon	248,580	$2,823,600	43,920/37,500	$713,261/$237,375
Timothy B. King	75,000	$957,000	37,500/12,000	$527,800/$75,960
Michael Pucella	72,000	$835,200	40,500/12,000	$657,720/$75,960

(1)
Value realized is calculated as follows: a) in the event of an exercise and sale transaction, the fair market value of the shares of Common Stock sold upon exercise less the exercise cost; b) in the event of an exercise and hold transaction, the closing fair market value of the Company’s Common Stock on the date of exercise as quoted on the Nasdaq Stock Market less the exercise cost.

(notes continued on next page)

(2)
All of the exercisable options as of June 30, 2002, for Messrs. Palagiano, Devine, Mahon, King and Pucella were granted on December 26, 1996 under the 1996 Stock Option Plan. The options vested over a five-year period with the final vesting occurring on December 26, 2001. All of these options expire on December 26, 2006, are subject to earlier expiration upon termination of employment and have an exercise price of $6.45 per share. Option awards with an exercise price of $16.36 per share were granted on November 21, 2001, as follows: Mr. Palagiano, 112,500; Mr. Devine, 70,500; Mr. Mahon, 37,500; and Messrs. King and Pucella, 12,000 each.

The following table summarizes the grants of stock options that were made to the Named Executive Officers during the fiscal year ended June 30, 2002:

Option/ SAR Grants in Fiscal Year 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Stock Price Appreciation Over Option Term (3)
		Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)
	Number of Securities Underlying Options SARs Granted (#) (1)		Exercise Base Price (Per Share) ($) (2)	Expiration Date
Name					5% ($)	10% ($)
Vincent F. Palagiano	112,500	31.2%	$16.36	11/21/2011	$1,157,481	$2,933,283
Michael P. Devine	70,500	19.6	$16.36	11/21/2011	725,354	1,838,191
Kenneth J. Mahon	37,500	10.4	$16.36	11/21/2011	385,827	977,761
Timothy B. King	12,000	3.3	$16.36	11/21/2011	123,465	312,884
Michael Pucella	12,000	3.3	$16.36	11/21/2011	123,465	312,884

(1)
All options granted vest in equal 25% installments on November 21, 2002, 2003, 2004 and 2005. Of the amounts granted in above table, options to purchase 12,000 shares of Common Stock for both Messrs. King and Pucella and options to purchase 24,444 shares of Common Stock for each of Messrs. Palagiano, Devine and Mahon are incentive stock options. All remaining grants listed in the above table are non-qualified stock options.

(2)	The exercise price may be paid in whole or in part in cash or through the surrender of previously held shares of Common Stock.

(3)
The amounts stated assume the specified annual rates of appreciation only. Actual experience is dependent upon the future performance of the Company’s Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the above table will be achieved.

The following table presents equity compensation plan information as of June 30, 2002:

	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column (a)] (c)
Equity compensation plans approved by the Company’s shareholders	2,739,280	$7.70	1,138,853	(1)
Equity compensation plans not approved by the Company’s shareholders	—	—	—

(1)
Amount composed of 184,198 shares held by the RRP that remain available for issuance to individual employees, officers or Outside Directors of the Company as of June 30, 2002, and 954,655 stock options that remain available for future issuance under the 1996 and 2001 Stock Option Plans. Substantially all of the remaining stock options available for future issuance are available under the 2001 Stock Option Plan.

Transactions with Certain Related Persons

Federal banking law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has made loans or extended credit to executive officers and also to certain persons related to executive officers and directors. All such loans were: (i) made by the Bank in the ordinary course of business; (ii) were not made with more favorable terms than accorded to non-affiliated customers; (iii) did not involve more than the normal risk of collectibility; and (iv) did not present unfavorable features. The outstanding principal balance of such loans to executive officers and associates of executive officers or directors totaled $289,000, which is less than one-quarter of one-percent of the Bank’s total equity as of August 31, 2002. The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 5% or more of the shares of any class of its Common Stock and affiliates thereof, similarly will contain terms that are no less favorable to the Bank than those it could have obtained in arm’s-length negotiations with unaffiliated persons. All such loans will further be approved by a majority of its independent outside directors not having any interest in the transaction.

Section 402 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Messrs. Curtin and Farrell are partners in the law firm of Conway, Farrell, Curtin & Kelly, P.C. (“Conway Farrell”). The Bank retains Conway Farrell to conduct loan closings and perform other requested legal services. The Bank paid no fees directly to Conway Farrell during the fiscal year ended June 30, 2002 for other legal services provided. During the fiscal years ended June 30, 2001 and 2000, the Bank paid fees totaling $3,750 and $50,000, respectively, directly to Conway Farrell for other legal services provided. In addition, Conway Farrell received fees in the amount of approximately $1,688,500 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for the fiscal year ended June 30, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

PROPOSAL 2
AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors unanimously approved, declared advisable, and recommends to the shareholders an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 45,000,000 to 125,000,000. The Board of Directors believes that this proposal is in the best interests of the Company and its shareholders and recommends a vote FOR the proposed amendment.

ARTICLE FOUR, Section 1 of the Certificate of Incorporation states:

“The total number of shares of stock of all classes which the Corporation shall have authority to issue is fifty-four million (54,000,000), of which nine million (9,000,000) shares shall be preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”); and forty-five million (45,000,000) shares shall be common stock, par value one cent ($0.01) per share (the “Common Stock”).”

The proposed amendment would change Article FOUR, Section 1 of the Certificate of Incorporation to increase the total number of authorized shares of all classes of stock to one hundred and thirty-four million (134,000,000) and to provide that one hundred and twenty-five million (125,000,000) of such shares shall be shares of Common Stock. The par value of the Common Stock and Preferred Stock will remain $0.01 per share. The proposed amendment is subject to the approval of the Company’s shareholders.

Purpose of Amendment

The Certificate of Incorporation of the Company currently authorizes the issuance of up to 45,000,000 shares of Common Stock and 9,000,000 shares of Preferred Stock. As of the Record Date, the Company had 25,786,254 shares of Common Stock outstanding, 6,032,197 shares of Common Stock held in treasury, and 13,181,549 shares being authorized and unissued shares available for other corporate purposes. Of the 13,181,549 authorized and unissued shares, 2,470,662 shares could be issued prior to November 2011 in satisfaction of current provisions of the Company’s various stock option plans. There were no shares of Preferred Stock outstanding as of the Record Date. While the Company currently does not have any plans to issue or reserve additional Common Stock (other than pursuant to various compensation and benefit plans), the Board of Directors considers the proposed increase in the number of authorized shares desirable as it would give the Board the necessary flexibility to issue Common Stock in connection with possible future stock dividends and splits, acquisitions, financing, employee benefits, and for other general corporate purposes. Without an increase in the number of authorized shares of Common Stock, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions.

Approving an increase in the number of authorized shares at this time will enable the Company to take advantage of market conditions and favorable opportunities at the time one of the transactions described above occurs, without the expense and delay incidental to obtaining shareholder approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares, except as may be required by applicable law for a particular issuance. As a result, the Board is proposing an amendment of the Certificate of Incorporation to increase the number of shares of Common Stock from 45,000,000 to 125,000,000, which would increase the authorized and unissued shares of Common Stock available for issuance from 13,181,549 to 93,181,549 shares. Authorized and unissued Common Stock may be issued from time to time for any proper purpose without further action of the shareholders, except as may be required by the Certificate of Incorporation, applicable law, or the listing requirements for the Nasdaq, on which the Common Stock is listed.

Each share of Common Stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of Common Stock. The newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding.

Shareholders will not have preemptive rights to purchase any subsequently issued shares of Common Stock. The Company currently has no plans to issue the newly authorized shares of Common Stock.

The ability of the Board of Directors to issue additional shares of Common Stock without additional shareholder approval may be deemed to have an anti-takeover effect because unissued shares of Common Stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids, including the use of shares to implement the Company’s shareholder rights plan. Because shareholders do not have preemptive rights under the Certificate of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional shares of Common Stock are issued) be diluted by any such issuance. The Board of Directors does not intend to issue any additional shares of Common Stock except on terms that it deems to be in the best interests of the Company and its shareholders.

Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR the approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 to 125,000,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE
AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Board of Directors has appointed the firm of Deloitte & Touche LLP to act as the Company’s independent auditors for the six-month period ending December 31, 2002, subject to ratification of such appointment by the Company’s shareholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to any action the Board of Directors would take if the shareholders do not ratify the appointment.

Audit Fees

For the fiscal year ended June 30, 2002, Deloitte & Touche LLP billed either the Company or its subsidiaries an aggregate of $208,000 for professional services rendered for the audit of its financial statements for such period and the reviews of the financial statements included in its Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees

For the fiscal year ended June 30, 2002, no fees were billed by or paid to Deloitte & Touche LLP for directly or indirectly operating, or supervising the operation of, information systems or managing local area networks, or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees

For the fiscal year ended June 30, 2002, Deloitte & Touche LLP billed the Company or its subsidiaries an aggregate of $179,500 for all other services not described above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees.”

The Audit Committee considered the provision of the services covered under the captions “All Other Fees” and “Financial Information Systems Design and Implementation Fees” and found them to be compatible with maintaining Deloitte & Touche LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

OTHER MATTERS

As of the date of this Proxy Statement, the Company’s Board of Directors does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to be Conducted at Annual Meeting

The Company’s Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Company’s Secretary. To be timely, a shareholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year’s annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder’s notice to the Secretary shall set forth such information as required by the Company’s Bylaws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received (See “Additional Information—Date For Submission of Shareholder Proposals”).

Date for Submission of Shareholder Proposals

Any shareholder proposal intended for inclusion in the Company’s proxy statement and proxy card relating to the 2003 Annual Meeting of Shareholders must be received by the Company by December 15, 2002, pursuant to the proxy solicitation regulations of the SEC. Management anticipates that the 2003 Annual Meeting of Shareholders will likely be held in May 2003. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not satisfy the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

Annual Report

A copy of the 2002 Annual Report to shareholders, including the consolidated financial statements prepared in conformity with generally accepted accounting principles, for the fiscal year ended June 30, 2002 accompanies this Proxy Statement. The consolidated financial statements have been audited by Deloitte & Touche LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Kenneth A. Ceonzo, Director of Investor Relations, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211 or by calling (718) 782-6200, extension 279.

By Order of the Board of Directors

Lance J. Bennett
Secretary
Brooklyn, New York
October 15, 2002

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

REVOCABLE PROXY

DIME COMMUNITY BANCSHARES, INC.
209 HAVEMEYER STREET
BROOKLYN, NY 11211

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on November 14, 2002.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Patrick E. Curtin, Fred P. Fehrenbach, Malcolm T. Kitson, and Stanley Meisels, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on September 27, 2002, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Standard Time, on November 14, 2002, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated October 14, 2002, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election f all nominees in Item 1 and FOR the proposals listed in Items 2 and 3.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees in Item 1 and a vote “FOR” the proposals in Items 2 and 3.	Please mark your vote as indicated in this example	☒

1. Election of five Directors for terms to expire at the 2005 Annual Meeting of Shareholders.	Nominees: Vincent F. Palagiano, George L. Clark, Jr., Steven D. Cohn, John J. Flynn and Kenneth J. Mahon	I will attend the Annual Meeting ☐

FOR All nominees (except as otherwise indicated) ☐	WITHHOLD for all nominees ☐	Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name on the line below:

2. Approval of the amendment to the Certificate of Incorporation of Dime Community Bancshares, Inc. increasing the number of authorized shares of common stock.	3. Ratification of the appointment of Deloite & Touche LLP as independent auditors for six-month period ending December 31, 2002.

FOR AGAINST ABSTAIN ☐ ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐

4.
The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, dated October 14, 2002 for the Annual Meeting.

Signatures(s)

Signatures(s)

Dated:                                              , 2002

Please sign exactly as your name appears on the Proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee, or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.